U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. _____)*



SIERRA WIRELESS INC
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(Name of Issuer)


Common Stock
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(Title of Class of Securities)


826516106
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(CUSIP Number)


FEBRUARY 25, 2005
------------------------------------------------
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       [ ] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 826516106
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1)   Names of Reporting Persons
I.R.S. Identification Nos. of Above Persons (Entities Only)

        Natcan Investment Management Inc.

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2)   Check The Appropriate Box If a Member of a Group (See Instructions)

(A) [ ]
(B) [ ]
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3)   SEC Use Only


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4)   Citizenship or Place of Organization

	Province of Quebec (Canada)
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Number of Shares Beneficially Owned by Each Reporting Person With:


	5) Sole Voting Power			2,179,260
	-------------------------------------------------
	6) Shared Voting Power			        0
	-------------------------------------------------
	7) Sole Dispositive Power		2,179,260
	-------------------------------------------------
	8) Shared Dispositive Power			0
	-------------------------------------------------

9) Aggregate Amount Beneficially Owned by Each Reporting Person

	2,179,260
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10) Check If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

	[ ]
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11)   Percent of Class Represented by Amount in Row (9)

	8.58%
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12)   Type of Reporting Person (See Instructions)

	IA
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Item 1.
(a) Name of Issuer:
	SIERRA WIRELESS INC


(b) Address of Issuer's Principal Executive Offices:
        13811 WIRELESS WAY
	RICHMOND, BRITISH COLUMBIA
	V6V 3A4
	CANADA

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Item 2.
(a) Name of Person Filing:
	Natcan Investment Management Inc.

(b) Address of Principal Business Office or, if none, Residence:
	1100 University, Suite 400
	Montreal, Quebec
	H3B 2G7
	Canada

(c) Citizenship:
	Canada

(d) Title of Class of Securities:

       Common Stock

(e) CUSIP Number:

       826516106
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Item 3.
If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is:

     (a) [ ] Broker or dealer registered under Section 15 of the Act
     (b) [ ] Bank as defined in section 3(a)(6) of the Act
     (c) [ ] Insurance company as defined in section 3(a)(19) of the
                Act
     (d) [ ] Investment company registered under section 8 of the
                Investment Company Act of 1940
     (e) [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E)
     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G)
     (h) [ ] A savings association as defined in Section 3(b) of the
                Federal Deposit Insurance Act
     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j) [ ] Group, in accordance with 13d-1(b)(1)(ii)(J)

	 [X] If this statement is filed pursuant to 13d-1(c), check this box
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Item 4. Ownership:

   (a) Amount Beneficially Owned:			            2,179,260

   (b) Percent of Class:				                8.58%

   (c) Number of Shares as to which such person has:

   	(i)   Sole power to vote or direct the vote:  		    2,179,260

   	(ii)  Shared power to vote or direct the vote: 		            0

   	(iii) Sole power to dispose or direct the disposition of:   2,179,260

   	(iv)  Shared power to dispose or direct the disposition of:         0

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Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following

           [  ]

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Item 6. Ownership of More than Five Percent on Behalf of Another Person:

	Natcan Investment Management Inc. acts as an investment advisor on behalf of many institutional clients.

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Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company


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Item 8. Identification and Classification of Members of the Group



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Item 9. Notice of Dissolution of Group



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Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                Natcan Investment Management, Inc.



                                By: /s/ Michel Lajoie
                                     -------------------------------
                                Title: Manager, Compliance and Legal Affairs




Date: December 6, 2005